Exhibit 10.11

AGREEMENT AND RELEASE

This Agreement and Release (this “Agreement”), entered into and effective as of this 10th day of August, 2006, by and among Branded Media Corporation (together with its affiliates and subsidiaries, the “Company”) and Eve Krzyzanowski (“Krzyzanowski”). The Company and Krzyzanowski are each referred to herein as a “Party” and are referred to collectively herein as the “Parties”.

WHEREAS, the Company and Krzyzanowski desire to settle all claims and matters between them and have agreed to terms and conditions relating to Krzyzanowski’s resignation as CEO and a Director of the Company; and

For good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1. Payment. The Company agrees, upon execution of this Agreement, to pay Krzyzanowski $10,000.00, by check. Further, the Company agrees to (i) pay Krzyzanowski an additional $90,000.00, by check, from the next debt or equity financing by the Company or any of its subsidiaries or parent companies; (ii) pay for the continuation of Krzyzanowski’s health insurance and similar benefits for a period of eighteen (18) months from the date of this Agreement; and (iii) reimburse Krzyzanowski, within five (5) days of presentation by Krzyzanowski of receipts to the Company, her Company-related expenses in an amount up to $2,000.00, by check. In the event that the payments required under this Section 1 are not paid by the Company when due, Krzyanowski’s release and waiver set forth in Section 3 below shall be void and of no force and effect.

2. Stock and Warrants. The Company acknowledges that (i) any and all unvested Company warrants and options held by Krzyzanowski and Charles Novitz shall, upon execution of this Agreement, immediately vest and be exercisable in accordance with their terms and (ii) Krzyzanowski and Mr. Novitz shall be entitled to retain any shares, warrants and options currently held by them. Further, following the execution of this Agreement, if requested by Krzyzanowski, the Company shall work in good faith with Krzyzanowski and deliver such certificates or other documents to the transfer agent for the Company’s shares to enable Krzyzanowski to obtain without charge a replacement certificate evidencing 1,500,000 shares of Common Stock of the Company, which shares are currently held by Krzyzanowski.

3. Consulting. Krzyzanowski agrees to make herself available, at mutually agreeable times, to consult with the Company on a part-time basis, for a period of thirty days (or such longer period that the Parties may agree in writing), in the transition of her duties to Gary Kucher and other matters relating to the implementation of the Branded MediaTM strategy.

4. Mutual Release; Covenant not to Sue. Subject to the last sentence of Section 1 above, for good and valuable consideration, upon execution of this Agreement, each of the Parties hereby fully and finally waives, releases and discharges the other Party, as well as such other Party’s successors, assigns, affiliates, subsidiaries, heirs, executors, administrators, agents, family members and attorneys, from and against any and all actions, causes of action, suits, debts, controversies, judgments, claims, demands, damages, costs, liens and liabilities whatsoever, in law or equity, whether known or unknown, existing or hereafter arising (the “Releases”). In addition, subject to the last sentence of Section 1 above, for good and valuable consideration, upon execution of this Agreement, each of the Parties (for itself or herself and its or her successors, heirs, assigns, officers, directors, employees, affiliates, subsidiaries, parent companies and agents) hereby covenants, represents and warrants that it or she will not sue the other Party with respect claims in any way relating to or arising out of the Employment Agreement or Krzyzanowski’s prior employment or directorship with the Company (the “Covenant Not to Sue”). Notwithstanding the foregoing, the Releases and the Covenant Not to Sue shall not affect the rights and obligations of the Parties under this Agreement, the obligations of the Company under the Indemnity (as defined below) or the obligations of the Parties under any warrant or option agreements or arrangements between the Company and Krzyzanowski.

5. Resignations.

(b) Krzyzanowski hereby confirms her resignation, as of the date of this Agreement, as CEO and Director of the Company and its subsidiaries, including resignation from all committees to which she was appointed.

(c) The Company hereby confirms its acceptance of such resignations of Krzyzanowski in all capacities as of the date of this Agreement.

(d) Each of the Parties agrees that any and all employment agreements between the Company and Krzyzanowski are hereby cancelled as of the date of the signing of this Agreement, including the Employment Agreement dated as of November 18, 2004 between the Company and Krzyzanowski (the “Employment Agreement”), except the indemnity provision (the “Indemnity”) set forth in Section 12 of the Employment Agreement, which shall remain in full force and effect in perpetuity. In this regard, the Company hereby confirms its obligations under the Indemnity. Without limiting the foregoing, the Company acknowledges that, upon execution of this Agreement, the non-competition provision set forth in Section 11(a) of the Employment Agreement (as defined below) shall terminate and have no further force and effect.

6. Non-Disparagement. Neither Party shall disparage, in any manner, the other Party or its or her affiliates, family members, employees, business or business plan.

7. Deliveries. Krzyzanowski shall deliver all property of the Company and the subsidiaries, including but not limited to any and all corporate cell phones, pagers, computers, corporate credit cards and any other property of the Company whatsoever, to the Company as soon as practicable following the expiration of the consulting engagement referenced in Section 3 above. In this regard, Krzyzanowski agrees to be removed from any and all corporate accounts as an authorized signatory and shall execute such documents as necessary to effectuate such releases. Notwithstanding the foregoing, the Company agrees that Krzyzanowski shall be permitted to retain all of her personal property, including without limitation her four oil paintings.

8. Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that it has the legal capacity, power and authority to enter into and perform all of the obligations of this Agreement, and that the execution, delivery and performance of this Agreement will not violate any agreement or any court order to which such Party is a party or is subject.

9. Waiver of Claims.

a. Krzyzanowski acknowledges waiver of all and rights and claims pursuant to the Older Worker Benefits Protection Act (“OWBPA”) in exchange for consideration, receipt of which hereby acknowledged, over and above any other benefits and payments to which she is otherwise entitled. The parties acknowledge that Krzyzanowski has not been given at least twenty-one (21) days within which to consider this Agreement (“21-day consideration period”). By signing this Agreement before the 21-day consideration period has expired, however, Krzyzanowski certifies that, by her own interest, she freely, expressly and knowingly waives the 21-day consideration period required under OWBPA (if applicable).

b. Krzyzanowski expressly waives all claims, and other causes of action whatsoever against the Company and the subsidiaries, arising under Title VII of the Civil Rights Acts of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act (“ERISA”) and any applicable state law equivalent of the foregoing federal statutes; or any other applicable federal, state or local statute.

10. Notices.

a. All notices, demands or requests required or permitted by this Agreement shall be in writing and unless otherwise agreed, shall be sent to the Parties at their respective addresses set forth in Exhibit A (or such other address specified by a Party in writing by effective notice to the other Party).

b. Each such notice, demand or request shall be sent by personal delivery, or by United States Mail registered or certified mail, return receipt requested, or by Federal Express or other similar overnight delivery service, postage prepaid, to its addressee at its address as set forth on Exhibit A. Each such notice, demand or request (i) if deposited in the U.S. Mail as provided above shall be deemed to have been received by its addressee on the third business day after the day of mailing, and (ii) if so deposited with Federal Express or another similar overnight delivery service in accordance with such service’s requirements for delivery on the next business day, shall be deemed to have been received by its addressee on the next business day after the day of deposit. Any notice to a Party hereto shall be deemed valid if sent to the address set forth in Exhibit A unless written notice is sent confirming a new address for a Party hereto.

11. Entire Agreement. This Agreement represents the complete understanding among the Parties hereto with respect to the subject matter of this Agreement, and supersedes all prior negotiations, representations, guaranties, warranties, promises, statements or agreements, either written or oral, among them as to the same. For clarification, any warrant or option agreements shall remain in full force and effect. This Agreement may be amended only by a written instrument executed and delivered by each Party hereto. No Party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.

12. Severability. No determination by any court, governmental body or otherwise that any provision of this Agreement or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law except as provided herein.

13. Governing Laws; Jurisdiction. This Agreement is governed by and shall be construed under and in accordance with New York. Each of the Parties hereby (i) irrevocably submits to the exclusive jurisdiction of New York State courts or federal courts, in each case located in the Borough of Manhattan, New York, New York, in any action or proceeding relating to this Agreement and (ii) irrevocably waives the defense of an inconvenient forum.

14. Counterparts. This Agreement may be signed in counterparts and may be signed by facsimile. Once all of the counterpart signatures are affixed to this document, whether by original signature or by facsimile, it shall be deemed effective for all purposes.

15. Miscellaneous. Each of the Parties represents, warrants and agrees as follows:

a. Such Party has received independent legal advice from attorneys of its choice with respect to the advisability of entering into this Agreement. Prior to the execution of this Agreement, the attorneys for each Party reviewed this Agreement and had adequate opportunity to make any desired changes and, accordingly, this Agreement shall not be construed adversely to the draftsmen thereof. Further, such Party acknowledges that it entered into this Agreement freely and voluntarily.

b. Such Party has made such investigation of the facts pertaining to this Agreement, and of all other matters related thereto, as such party deems necessary.

c. This Agreement shall be binding upon the Parties and their respective successors, assigns, corporate parents and subsidiaries.

16. Settlement Confidentiality. The terms of this Agreement are and shall remain strictly confidential and shall not be revealed to anyone by any Party hereto, or by the attorney of any Party. Each Party expressly represents and warrants that it has not publicized and will not publicize in any manner, either personally or through an agent or representative, or undertake to aid or assist any third party in publicizing or exploiting in any form whatsoever, by any means whatsoever, in any medium whatsoever, the existence or terms of this Agreement. Notwithstanding the foregoing, (i) the Parties shall agree on a public statement, in the form attached hereto as Exhibit B, which the Company shall issue as soon as practicable following execution of this Agreement and (ii) disclosure to a third party may occur in the following situations:

(a) insofar as disclosure is required by SEC, NASD or other law or regulation; or

(b) as reasonably required for purposes of complying with state and federal tax laws.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Branded Media Corporation	Eve Krzyzanowski

By:
Donald Taylor	Eve Krzyzanowski
President	In her Individual Capacity

Exhibit A

Addresses for Notices

Eve Krzyzanowski

160 West End Avenue

Apt. No. 29D

New York, NY 10023

With a copy to:	Hand Baldachin & Amburgey LLP
1775 Broadway, 2300
New York, NY 10019
Attention: Alan Baldachin

Branded Media Corporation

425 Madison Avenue

Penthouse

New York, NY. 10017

Exhibit B

Press Release